Exhibit 5.1

GREGORY E. ELIAS
LL.M.
Candidate Civil Law Notary

"Landhuis Joonchi"
Kaya Richard J. Beaujon z/n
Willemstad, Curacao
The Netherlands Antilles

July 12, 2007

Sapiens International Corporation N.V.
P.O. Box 837 Willemstad
Curacao, Netherlands Antilles

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Sapiens International Corporation N.V., a Netherlands Antilles corporation (the “Company”), relating to 5,000,000 of the Company’s Common Shares, par value € 0.01 per share (the “Shares”), issuable upon the exercise of options granted or to be granted under the Company’s 1992 Stock Option and Incentive Plan, 2003 Share Option Plan and 2005 Special Incentive Share Option Plan (collectively, the “Plans”).

        The scope of this opinion is limited to Netherlands Antilles law and we express no opinion as to any matter relating to the laws of any other jurisdiction.

        In connection with this opinion, we have examined such corporate records, other documents, and such questions of Netherlands Antilles law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

        Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares, when issued upon the exercise of options in accordance with the respective Plans, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Gregory E. Elias —————————————— Gregory E. Elias, LL.M.